EXHIBIT 10.29
DEPARTURE AGREEMENT AND GENERAL RELEASE
(PLEASE READ CAREFULLY. THIS DEPARTURE AGREEMENT AND GENERAL RELEASE HAS IMPORTANT LEGAL CONSEQUENCES.)
     This Departure Agreement and General Release (this “Agreement”) is between National Medical Health Card Systems, Inc. (“Company”) and James F. Smith (“Employee”) and is a complete, final and binding settlement of all claims and potential claims, if any, with respect to their employment relationship. Employee and the Company may sometimes be referred to collectively as the “Parties.”
     WHEREAS, the Company and Employee are parties to an Employment Agreement dated on or about August 30, 2004 (the “Employment Agreement”); and
     WHEREAS, the Company and Employee have agreed on certain terms and conditions regarding the termination of employment under the Employment Agreement,
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, be it agreed as follows:
     1. As of May 21, 2007 (the “Termination Date”), Employee’s employment relationship with the Company and under the Employment Agreement terminated and Employee ceased to be an officer or manager with the Company (including any and all subsidiaries or affiliated entities). Effective immediately upon his execution of this Agreement, Employee resigns as a member of the Board of Directors of the Company (the “Board”).
     2. In consideration for the covenants and promises set forth herein, following the execution of the Agreement by Employee ( the “Execution Date”):
     (a) Company will pay Employee’s present salary for a period not to exceed two years from the Termination Date (such period to be referred to as the “Severance Period”), but only so long as Employee has not breached and does not breach the provisions of paragraphs 6 through 11 of the Employment Agreement, for a total sum not to exceed $750,000, plus a payment in the amount of $600.00 per month in respect of Employee’s former car payment (the “Total Severance Amount”), payable as follows: (i) Employee shall receive an amount, in one lump sum payment within fourteen (14) days after the Execution Date, equal to the portion of the Total Severance Amount that would have accrued during the period commencing on the Termination Date and ending on the Execution Date had the Company been obligated to pay Employee severance payments from and after the Termination Date; and (ii) the remaining portion of the Total Severance Amount shall be paid in accordance with the Company’s general payroll practices in bi-weekly payments of $14,423.08 each (plus the $600.00 per month payment described above) following the Execution Date, in each case less applicable federal, state, and local legally required deductions and less any deductions authorized by Employee to pay his portion to continue group health coverage (such lump sum and installment payments to become payable only when Employee has executed, and has not revoked, this Agreement as provided herein).
     (b) Employee received all accrued salary through the Termination Date in accordance with the Company’s general payroll practices, less applicable federal, state, and local legally required deductions.
     (c) For the period for which Employee is eligible to continue benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Company will pay the Company’s portion of the premiums for Employee’s medical, dental, and prescription coverage from the Termination Date through the end of such period of eligibility but not to exceed the end of the Severance Period, subject to Employee’s strict compliance with paragraphs 6 through 11 of the Employment Agreement and the terms and provisions of this Agreement.
     (d) In addition, and in lieu of any remaining benefits for health, dental, and pharmaceutical coverage for the remainder of the Severance Period for which COBRA is not available, the Company will pay Employee a one-time payment of $19,750, within fourteen (14) days of the execution of this Agreement.
     (e) Employee received all reimbursable expenses pursuant to the Company’s Travel & Entertainment policy incurred through the Termination Date and submitted within thirty (30) days after the Termination Date.
     (f) Employee received all accrued vacation pay to which Employee is entitled through and including the Termination Date, which amount is $11,893.63.
     (g) The Company will reimburse Employee for attorney’s fees reasonably incurred in the review and execution of this Agreement, not to exceed $5,000. Such request for reimbursement must be submitted no later than thirty (30) days after the execution of this Agreement and will be paid within thirty (30) days after Employee presents a summary invoice for such services.
     (h) Employee acknowledges and agrees that he is not entitled to any additional wages, bonus payments, benefits or other compensation from the Company except as set forth herein.
     3. For purposes of the National Medical Health Card Systems, Inc. 1999 Stock Option Plan, as amended (the “Stock Option Plan”), and the National Medical Health Card Systems, Inc. Amended and Restated 2000 Restricted Stock Grant Plan (the “Restricted Stock Plan”), the termination of Employee’s employment will be considered as an involuntary termination without cause. Accordingly, under the terms of the Stock Option Plan, Employee will have 90 days following the Termination Date to exercise any of his vested options. The Parties acknowledge that, on the Termination Date, Employee will forfeit and have no further right, title or interest in or with respect to, any and all non-vested options, shares of restricted stock and restricted stock unit awards held by Employee under the Stock Option Plan and/or the Company’s Restricted Stock Plan. Employee affirms the provision of any Restricted Stock

Agreement that the Company shall have the right to instruct the Company’s transfer agent to transfer any unvested restricted stock to the Company.
     4. Release Provisions.
     (a) As a material inducement to the Employee to enter this Agreement, and in consideration for the Company’s payments to Employee as set forth in this Agreement, and for other good and valuable consideration, as and for Employee’s complete release of all statutory, contract, tort and all other claims against the Company and each of its current and former owners (including, without limitation, New Mountain Capital, L.L.C., New Mountain Partners, L.P., New Mountain Affiliated Investors, L.P., and their respective affiliates), predecessors, assigns, employees, representatives, attorneys, benefit plans, insurers, parent companies, divisions, subsidiaries, affiliates, directors, managers, partners, members, and officers, including any and all persons acting by, through, or under or in concert with any of them (collectively “Releasees”), Employee hereby releases and forever discharges the Releasees from any all actions, causes of action, suits, dues, sums of money, reckonings, covenants, contracts, bonuses, controversies, agreements, claims, promises, charges, obligations, complaints and demands whatsoever in law or equity, which Employee (and Employee’s heirs, executors, administrators, successors and/or assigns) may now have or hereafter can, shall, may, or may have had for, upon, or by reason of any matter, cause or actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter up to and including the execution of this Agreement by the Employee, including without limitation, any claim arising out of or relating to the Employee’s employment by the Company or service on the Board or any similar governing body of the Company and each of its subsidiaries and affiliated entities, any and all obligations and liabilities of the Company under the Employment Agreement or any other agreement between the Employee and any of the Releasees, and the ownership, acquisition, offer or sale of, or rights to any equity interest, or any option to purchase or acquire any equity interest in the Company, excepting only the rights and obligations (i) created by this Agreement; (ii) that may exist under any defense or indemnification agreement or the Company’s Certificate of Incorporation and Bylaws, as amended, to indemnify Employee; (iii) created by contracts of liability insurance; (iv) Employee’s rights under state worker’s compensation laws (for occupational illness or injury only); (v) Employee’s vested rights under the Company’s health, dental, pharmacy and 401(k) benefit plans; and (vi) any rights, whenever arising, Employee may have in his capacity as a shareholder of the Company and not arising from his capacity as officer, director, employee or agent of the Company; provided, however, that Employee shall neither (A) initiate any claim based in whole or in part upon Employee’s status as a shareholder of the Company nor (B) directly or indirectly counsel or encourage another person or entity to initiate, or voluntarily provide assistance in respect of, any claims based in whole or in part upon any person’s or entity’s status as a shareholder of the Company; provided, further, that nothing herein is intended to nor shall it preclude Employee from providing truthful testimony if under legal compulsion as a witness regarding any such claim.
     (b) Without limiting the generality of the foregoing, this Agreement is intended to and shall release Releasees from any and all claims, whether known or unknown, which Employee ever had, has, or may have against any Releasee with respect to Employee’s employment, the terms, benefits, and conditions of that employment, and/or the termination thereof, including without limitation those arising under the Civil Rights Act of 1866, 42 U.S.C.A. Section 1981, the Civil Rights Act of 1964, as amended, 42 U.S.C.A. Section 2000e, et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C.A. Section 621 et seq., the National Labor Relations Act, 29 U.S.C.A. Section 151 et seq., the Fair Labor Standards Act, 29 U.S.C.A. Section 201 et seq., the Labor Management Reporting and Disclosure Act of 1959, as amended, 29 U.S.C.A. Section 401 et seq., the Americans with Disabilities Act, 42 U.S.C.A. Section 12101, et. Seq., the Constitution and the laws of the United States and the State of New York, including specifically, New York’s Human Rights Law, Executive Law Section 290 et seq., or any other federal, state, or local human rights, civil rights, wage-hour, pension, or labor laws, rules and/or regulation, public policy, contract or tort law; and any and all claims arising out of the ownership, acquisition, offer or sale of, or rights to any equity interest, or relating to any option to purchase or acquire any equity interest in the Company, that Employee has held at any time in the Company or any of its predecessors or affiliates, including any claims, arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, any federal, state or local securities law, the rules or regulations promulgated under any of them, or any doctrine of common law or equity applicable to the ownership, acquisition or sale of securities or the solicitation of proxies with respect thereto; and any and all claims for attorneys’ fees, costs, disbursements, or any action similar thereto.
EMPLOYEE SPECIFICALLY ACKNOWLEDGES AND AGREES THAT BY EXECUTING THIS AGREEMENT, HE IS WAIVING ALL RIGHTS OR CLAIMS, IF ANY, THAT HE HAS OR MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED. EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT HIS WAIVER OF SUCH RIGHTS OR CLAIMS IS KNOWING AND VOLUNTARY.
     (c) Employee promises never to initiate, be represented or participate in, submit or file, or permit to be submitted or filed on or in his behalf, any lawsuit, charge, claim, complaint or other proceeding against any Releasee with any administrative agency, court, arbitrator or other forum, based upon claims that were released pursuant to this Agreement. This covenant not to sue (and the remedies provided in this Agreement, including those in paragraph 4(d)) does not affect Employee’s right to test the knowing and voluntary nature of his waiver of rights. Nothing in this Agreement shall be construed to affect the rights and responsibilities of the Equal Employment Opportunity Commission, or any other state or local agency with similar responsibilities (the “Commission”), to enforce any laws pertaining to employment discrimination or retaliation. Likewise, this waiver will not be used to justify interfering with the protected right of any employee to file a charge or participate in an investigation or proceeding conducted by the Commission; however, Employee waives the right to any benefits or recovery arising out of any such proceeding.

     (d) Subject to paragraph 4(c), if Employee materially breaches any of his promises contained in this paragraph 4 by filing a lawsuit or administrative charge based on claims that he has released, Employee will indemnify the Company and/or any Releasee for any costs, including reasonable attorneys’ fees, that the Company and/or any Releasee may incur as the result of Employee’s breach. In addition, if Employee materially breaches the promises made in any of this Agreement (other than the promises made in paragraph 6 of this Agreement), he must repay all benefits previously received in accordance with paragraph 2 of this Agreement, upon the Company’s reasonable demand, and Company shall cease making further payments, if any, pursuant to paragraph 2 above.
     5. Employee acknowledges and agrees that, for the time periods set forth in the Employment Agreement, he shall comply with paragraphs 6 through 11 of the Employment Agreement and that such provisions shall survive the termination of the Employment Agreement. Employee acknowledges and agrees that the provisions of paragraphs 6 through 11 of the Employment Agreement are fully enforceable and reasonable to protect the legitimate business interests of the Company. Furthermore, Employee represents and warrants that he has returned to the Company any and all identification cards, files, books, records, materials, equipment or documents in his possession or under his control that were provided to or obtained by him in connection his employment. Without limiting Employee’s obligations under any other provisions of this Agreement or paragraphs 6 through 11 of the Employment Agreement, for the purposes of paragraph 9 of the Employment Agreement, the Company agrees that Employee shall not be deemed to be in breach of the provisions of paragraph 9 of the Employment Agreement solely by reason of Employee accepting employment with any employer which owns or operates a division or subsidiary providing PBM Services (as defined in the Employment Agreement), so long as Employee does not directly or indirectly assist with any aspect of such PBM Services function. At any time following the occurrence of a Change in Control of the Company, Employee may elect, by delivering written notice to the Company (the “Election Notice”), to forego and waive any and all rights to receive any further payments under paragraph 2(a) of this Agreement that otherwise would be payable in respect of periods after the date the Company receives the Election Notice. From and after the date of the Company’s receipt of an Election Notice following the occurrence of a Change in Control, Employee shall be deemed released from any further obligations under paragraph 9 of the Employment Agreement and the Company shall be deemed released from any further obligations under paragraph 2(a) of this Agreement. As used in this paragraph, a “Change in Control” shall mean:
     • the transfer, through one transaction or a series of related transactions, either directly or indirectly, or through one or more intermediaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities and Exchange Act of 1934) of 50% or more of either the then outstanding shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors, or the last of any series of transfers that results in the transfer of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 50% or more of either the then outstanding Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors;

     • approval by the stockholders of the Company of a merger or consolidation, with respect to which persons who were the stockholders of the Company immediately prior to such merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power of the merged or consolidated company’s then outstanding voting securities, entitled to vote generally, in the election of directors or with respect to a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company;
     • the transfer, through one transaction or a series of related transactions, of more than 50% of the assets of the Company, or the last of any series of transfers that results in the transfer of more than 50% of the assets of the Company. For purposes of this paragraph, the determination of what constitutes more than 50% of the assets of the Company shall be determined based on the most recent financial statements prepared by the Company’s independent accountants; or
     • during any fiscal year, individuals who at the beginning of such year constituted the Board and any new director or directors whose election by the Board was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of the year or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.
     6. Employee further agrees never to make any statements or comments, whether oral or written to any person or entity that would tend to disparage or harm the Company; provided, however, that this sentence shall not be construed to constrain Employee from providing truthful testimony when required by law in the course of a legal or administrative proceeding. Without limiting any other legal or equitable remedy available to it under this Agreement or otherwise, the Company shall be entitled to offset against amounts otherwise payable to Employee pursuant to paragraphs 2(a) or 2(c) above an amount equal to the amount of damages the Company suffers resulting from any such disparaging or harmful remark. Employee understands and agrees that violation of this paragraph shall be treated as a material breach of this Agreement.
     7. Employee expressly agrees that this Agreement is not and shall not in any way be deemed to constitute an admission or evidence of any breach of contract, wrongdoing or liability on the part of the Company, nor of any violation of any federal, state or municipal statute, regulation or principle of common law or equity.
     8. Employee agrees to make himself reasonably available in connection with any information the Company requires relating to the services Employee had provided to Company, including any litigation the Company is or may become involved in to which the Employee has knowledge. Company agrees to provide Employee with reasonable notice in connection with any depositions or court appearances where his presence is necessary or reasonably desirable. The Company shall pay Employee’s travel expenses in this regard. Employee and Company shall agree on a reasonable per diem fee for any time the Employee is required to make himself available in person pursuant to this paragraph.
     9. Employee and the Company acknowledge and agree:

     (a) that each of them has read and understands the contents of this Agreement;
     (b) that this Agreement does not waive rights or claims that may arise after the date that this Agreement is executed;
     (c) that Employee waives rights or claims only in exchange for consideration that the Employee would not be entitled to but for executing this Agreement;
     (d) that the Company has informed Employee that Employee should consult with an attorney in connection with this Agreement; and
     (e) that Employee’s decision to consult with an attorney or not to consult with any attorney was made without influence by the Company.
     10. Both Parties understand that the Employee shall have 45 days to consider this Agreement before signing. Both Parties understand that the Employee shall have seven (7) days in which to revoke this Agreement after signing, and that this Agreement shall not become effective or enforceable until the expiration of seven (7) days after signing (the date of such expiration, “Effective Date”), and the severance compensation payable hereunder shall not be due and owing until after the Effective Date set forth herein. To accept the Agreement, Employee must send a signed copy to Neil Carfagna, National Medical Health Card Systems, Inc., 26 Harbor Park Drive, Port Washington, New York 11050, (516) 605 6802, (516) 626 4632 (facsimile), NCarfagna@nmhc.com, such that it is received no later than 45 days after the date that this Agreement has been presented to Employee. Any notice of revocation must also be sent such that it is received prior to the end of the seven day revocation period by Neil Carfagna, National Medical Health Card Systems, Inc., 26 Harbor Park Drive, Port Washington, New York 11050, (516) 605 6802, (516) 626 4632 (facsimile), NCarfagna@nmhc.com. Employee also acknowledges receipt of the following information:
     (a) The group of individuals covered: All employees who hold positions whose employment is being terminated on or about May 21, 2007.
     (b) Eligibility factors: A severance proposal is being offered to all employees whose employment is being terminated on or about May 21, 2007.
     (c) Time limits: Each employee who is offered a severance proposal has 45 days to consider the Agreement and seven (7) days to revoke acceptance after signing.
     (d) Employee acknowledges that Employee has received and reviewed the information contained in Exhibit “A” to this Agreement. The information in Exhibit “A” includes the job titles and ages of all individuals from the group of employees considered for termination on or about May 21, 2007, and whether or not those employees were selected for termination of employment or otherwise offered a severance proposal.
     11. This Agreement is made in the State of New York. This Agreement is to be interpreted under the laws of the State of New York without regard to conflict of laws principles. The Parties agree that the federal and state courts sitting in Nassau County, New York, shall be the exclusive venue for the resolution of any dispute arising out of or relating to this Agreement.

     12. Except as provided in this Agreement, this is the entire agreement between the Employee and the Company and supersedes any and all prior agreements or understandings between the Parties, whether written or oral, pertaining to Employee’s employment with the Company. This Agreement may only be amended or modified by a written document signed by both Parties. The Company has made no promises to Employee other than those in this Agreement. Notwithstanding anything to the contrary in this paragraph 12, except as explicitly provided otherwise in this Agreement, (i) paragraphs 6 through 11 of the Employment Agreement, and (ii) any obligation of the Company under any indemnification agreement or the Company’s Certificate of Incorporation and Bylaws, as amended, to indemnify, hold harmless and advance expenses to Employee shall survive the execution of this Agreement in accordance with their respective terms and conditions.
     13. Should any provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the validity of the remaining parts, terms and provisions shall not be effected thereby and any said illegal, invalid or unenforceable part, terms or provisions shall be deemed stricken and severed from this Agreement.
     14. This Agreement may be executed in one or more counterparts, and each effective counterpart shall be effective as a signed original.
     15. Company makes no representations to Employee concerning the tax consequences arising out of any payments under this Agreement, including, without limitation, whether any of the payments hereunder are subject to 26 U.S.C. § 409A. Company urges Employee to obtain his own tax counsel with regard to any tax consequences arising out of or relating to this Agreement.
     16. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT; THAT EMPLOYEE HAS HAD AT LEAST 45 DAYS IN WHICH TO CONSIDER AND RETURN THIS AGREEMENT; THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO CONSULT WITH ANY ATTORNEY OF EMPLOYEE’S CHOICE IN CONNECTION WITH THIS AGREEMENT; THAT EMPLOYEE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND SIGNIFICANCE AND CONSEQUENCES OF THIS AGREEMENT; AND THAT EMPLOYEE HAS EXECUTED THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, AND OF EMPLOYEE’S OWN FREE WILL.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date below.
NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.

By:	/s/ Stuart Diamond

, its authorized representative

Date: August 20, 2007
/s/ James F. Smith

James	F. Smith
Date: August 17, 2007

Exhibit “A”

		OFFERED SEVERANCE
JOB TITLE	AGE	PROPOSAL OR NOT (Y/N)
Chief Human Resource Officer	51	N
Chief Clinical Officer	46	N
Chief Specialty Officer	44	N
Chief Services Officer	48	Y
Chief Financial Officer	46	N
Senior Vice President, Sales	47	N
President and Chief Executive Officer	58	Y
Chief Marketing Officer	53	Y
Chief Information Officer	56	Y
Chief Legal Officer	37	Y
Vice President Marketing	44	Y
Controller	48	Y